*150103*

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Designation

(PURSUANT TO NRS 78.1955)

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske | 20180275560-76 |
| Barbara K. Cegavske<br>Secretary of State<br>State of Nevada | Filing Date and Time<br>06/19/2018 2:11 PM |
| | Entity Number<br>E0611172012-6 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Bemax Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

25,000,000 shares of Series A Preferred Stock with par value of $0.0001. Each share of Series A Preferred Stock shall have one voting right on all matters brought before a meeting of shareholders, and the Series A Stock will vote alongside the Common Stock and not vote as separate class. Each share of Series A Preferred Stock shall be convertible into 6 shares of Common Stock at any time, from time to time, beginning on the first day following the 180 days anniversary of issuance. In the event that Board of Directors declares a dividend on the Common Stock, the holders of the Series A Preferred Stock will be entitled to receive an equivalent dividend as if the Series A Preferred Stock had been converted into Common Stock prior to the declaration of such dividend. In the event the Common Stock is split(on a forward basis) after the date this Certificate is filed with, and approved by, the Secretary of State of Nevada, then the voting and conversion rights of the Series A Preferred Stock shall be adjusted to reflect such stock split. The shares of Series A Preferred Stock have no liquidation rights.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State Stock Designation
Revised: 1-5-15